Exhibit 99.1

Discover Financial Services
Monthly Credit Card Charge-off and Delinquency Statistics
As of and for each of the twenty-four months ended
(dollars in billions)

	Jul 31, 2024	Jun 30, 2024	May 31, 2024	Apr 30, 2024	Mar 31, 2024	Feb 29, 2024	Jan 31, 2024	Dec 31, 2023	Nov 30, 2023	Oct 31, 2023	Sep 30, 2023	Aug 31, 2023
Ending Loans	$100.5	$100.1	$99.8	$99.7	$99.5	$99.9	$101.0	$102.3	$100.9	$98.7	$97.4	$96.9
Average Loans	$100.0	$99.9	$99.5	$99.4	$99.3	$100.3	$101.3	$101.7	$99.2	$97.9	$97.0	$96.0
Net Principal Charge-off Rate(1)	5.28%	5.67%	5.38%	5.60%	5.90%	5.86%	5.23%	4.90%	4.71%	4.42%	4.15%	4.16%
Delinquency Rate (30 or more days)(2)	3.73%	3.69%	3.65%	3.72%	3.83%	4.01%	4.02%	3.87%	3.76%	3.61%	3.41%	3.15%

	Jul 31, 2023	Jun 30, 2023	May 31, 2023	Apr 30, 2023	Mar 31, 2023	Feb 28, 2023	Jan 31, 2023	Dec 31, 2022	Nov 30, 2022	Oct 31, 2022	Sep 30, 2022	Aug 31, 2022
Ending Loans	$95.6	$94.0	$92.9	$91.3	$89.8	$89.6	$90.0	$90.1	$87.9	$85.4	$83.6	$82.9
Average Loans	$94.5	$93.3	$91.7	$90.5	$89.2	$89.5	$89.7	$89.1	$85.9	$84.2	$83.0	$81.6
Net Principal Charge-off Rate(1)	3.77%	3.80%	3.67%	3.56%	3.13%	3.40%	2.81%	2.54%	2.46%	2.10%	2.01%	1.86%
Delinquency Rate (30 or more days)(2)	3.00%	2.86%	2.77%	2.75%	2.76%	2.74%	2.67%	2.53%	2.36%	2.23%	2.11%	1.96%

(1) Represents net principal charge-off dollars (annualized) divided by average loans for the reporting period.
(2) Represents loans delinquent 30 or more days divided by ending loans.
The statistics presented above provide information regarding Discover Financial Services' total credit card portfolio. The data presented differs from the data reported by the Discover Card Master Trust I and, through the collateral certificate, the Discover Card Execution Note Trust (collectively, the “Trusts”), Discover Funding LLC and Discover Bank in their monthly Form 10-D reports filed with the Securities and Exchange Commission which reflects only credit card loans that have been securitized through the Trusts. The credit card loans that have been securitized through the Trusts do not possess identical characteristics with those of the total portfolio of Discover credit card loans, which reflects the aggregate of securitized and non-securitized credit card loans. Thus, the reported credit performance of the Trusts may, on a month-to-month basis, be better or worse than the credit performance of the total credit card portfolio. Reported differences may arise as a result of, among other things, differences in the mix and vintage of loans between the Trusts and the total portfolio, the use of beginning of month principal receivables balances to calculate charge-off statistics in the Trusts compared to the use of average loan balances over the reporting period used in the total portfolio statistics, and the calculation of the Trusts' net charge-off rate annualized on a 30/360 day count basis, as compared to an actual/actual day count basis for the total portfolio.